Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Grid Dynamics International, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Grid Dynamics International, Inc. (a California corporation) and subsidiaries (the “Company”) as of December 31, 2019, and 2018, the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Adoption of New Accounting Standard

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for revenue in fiscal year 2019 due to the adoption of Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers”.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2017.

San Francisco, California

March 9, 2020

GRID DYNAMICS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	As of December 31,
	2019	2018
Assets
Current Assets
Cash and cash equivalents	$42,189	$17,862
Accounts receivable, net of allowance of $20 as of December 31, 2019 and 2018	13,893	13,008
Unbilled receivables	5,036	4,314
Prepaid income taxes	308	429
Deferred transaction costs	1,878	—
Prepaid expenses and other current assets	2,711	1,610
Total current assets	66,015	37,223
Property and equipment, net	4,024	3,169
Goodwill	—	139
Intangible assets, net	18	146
Deferred income taxes	1,474	1,049
Total assets	$71,531	$41,726

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$768	$467
Accrued liabilities	1,188	1,513
Accrued compensation and benefits	5,337	3,913
Dividends payable	—	2,000
Accrued income taxes	869	157
Other current liabilities	138	297
Total liabilities	8,300	8,347

Commitments and contingencies (Note 13)
Convertible preferred stock, no par value, 622,027 and 0 shares authorized and outstanding as of December 31, 2019 and 2018, respectively (Note 6)	9,187	—

Shareholders’ equity
Common stock, no par value, 18,244,054 shares authorized and 12,847,462 outstanding as of December 31, 2019; 17,000,000 shares authorized and 12,000,000 outstanding as of December 31, 2018	8,117	—
Additional paid-in capital	10,535	8,794
Retained earnings	35,392	24,585
Total shareholders’ equity (Note 7)	54,044	33,379
Total liabilities and shareholders’ equity	$71,531	$41,726

The accompanying notes are an integral part of these consolidated financial statements.

GRID DYNAMICS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands except per share data)

	For the years ended December 31,
	2019	2018	2017
Revenue	$118,326	$91,865	$70,684
Cost of revenue	70,090	52,559	40,637
Gross profit	48,236	39,306	30,047

Operating expenses
Engineering, research, and development	4,346	2,643	1,975
Sales and marketing	6,947	5,200	2,353
General and administrative	21,318	17,634	12,612
Total operating expenses	32,611	25,477	16,940

Income from operations	15,625	13,829	13,107

Other income/(expenses), net	(176)	(746)	1

Income before income taxes	15,449	13,083	13,108
Provision/(benefit) for income taxes	4,642	3,855	(76)
Net income and comprehensive income	$10,807	$9,228	$13,184

Earnings per share
Basic	$0.83	$0.77	$0.82
Diluted	$0.83	$0.77	$0.78
Weighted average shares outstanding
Basic	12,535	12,000	9,362
Diluted	12,946	12,000	9,788

The accompanying notes are an integral part of these consolidated financial statements.

GRID DYNAMICS INTERNATIONAL, INC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

	Temporary Equity		Permanent Equity
	Convertible Preferred Stock		Common Stock		Additional paid-in	Shareholder note	Retained	Total shareholders’
	Shares	Amount	Shares	Amount	capital	receivable	earnings	equity
Balance at January 1, 2017	9,969	$3,317	1,801	$1,362	$1,374	$(7)	$7,207	$9,936
Issuance of preferred stock upon exercise of warrant	114	90	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	116	139	—	—	—	139
Dividends paid	—	—	—	—	—	—	(3,034)	(3,034)
Repayment of shareholder note	—	—	—	—	—	7	—	7
Stock-based compensation	—	—	—	—	756	—	—	756
Cancellation of common stock and preferred stock in connection with the ASL acquisition	(10,083)	(3,407)	(1,917)	(1,501)	4,908	—	—	3,407
Issuance of common stock in connection with the ASL acquisition	—	—	12,000	—	—	—	—	—
Net income	—	—	—	—	—	—	13,184	13,184
Balance at December 31, 2017	—	—	12,000	—	7,038	—	17,357	24,395
Dividends declared	—	—	—	—	—	—	(2,000)	(2,000)
Stock-based compensation	—	—	—	—	1,756	—	—	1,756
Net income	—	—	—	—	—	—	9,228	9,228
Balance at December 31, 2018	—	—	12,000	—	8,794	—	24,585	33,379
Stock-based compensation	—	—	—	—	2,441	—	—	2,441
Issuance of common and preferred stock, net of $96 issuance costs	622	9,187	622	5,717	—	—	—	5,717
Exercise of stock options	—	—	225	2,400	(700)	—	—	1,700
Net income	—	—	—	—	—	—	10,807	10,807
Balance at December 31, 2019	622	9,187	12,847	$8,117	$10,535	$—	$35,392	$54,044

The accompanying notes are an integral part of these consolidated financial statements.

GRID DYNAMICS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the years ended December 31,
	2019	2018	2017
Cash flows from operating activities
Net income	$10,807	$9,228	$13,184
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,311	1,312	660
Impairment of goodwill	139	—	—
Deferred income taxes	(425)	(566)	394
Stock-based compensation	2,441	1,756	756
Changes in operating assets and liabilities:
Accounts receivable	(885)	(1,402)	(4,077)
Unbilled receivables	(722)	(3,607)	42
Prepaid income taxes	121	1,917	(4,281)
Deferred transaction costs	(1,878)	—	—
Prepaid expenses and other current assets	(1,101)	(564)	(562)
Accounts payable	301	219	(92)
Accrued liabilities	(552)	524	(1,214)
Accrued compensation and benefits	1,424	1,722	426
Accrued income taxes	712	(36)	228
Other current liabilities	(159)	81	76
Net cash provided by operating activities	12,534	10,584	5,540

Cash flows from investing activities
Purchase of property and equipment	(2,811)	(3,079)	(1,058)
Net cash used in investing activities	(2,811)	(3,079)	(1,058)

Cash flows from financing activities
Sales of common and preferred stock	14,904	—	—
Payments of notes payable	—	—	(1,917)
Proceeds from payment of shareholder note receivable	—	—	7
Payments of dividends	(2,000)	—	(3,034)
Proceeds from exercises of preferred stock warrant	—	—	90
Proceeds from exercises of stock options	1,700	—	139
Net cash provided by/(used in) financing activities	14,604	—	(4,715)

Net increase/(decrease) in cash and cash equivalents	24,327	7,505	(233)
Cash and cash equivalents, beginning of period	17,862	10,357	10,590
Cash and cash equivalents, end of period	$42,189	$17,862	$10,357

Cash paid for income taxes	$3,195	$1,482	$2,684

Non-cash investing activities
Accrued software implementation costs	$227	$—	$—
Non-cash financing activities
Dividends declared	$—	$2,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

GRID DYNAMICS INTERNATIONAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of operations

Grid Dynamics International, Inc. (the “Company”) was incorporated as Grid Dynamics Consulting Services, Inc., a California corporation in September 2006. In June 2011, the Company changed its name to Grid Dynamics International, Inc. The Company provides enterprise-level digital transformation in the areas of search, analytics, and release automation to Fortune 500 companies. The Company’s headquarters and principal place of business is in San Ramon, California.

On April 7, 2017 the Company was acquired through a merger agreement and became a wholly-owned subsidiary of Automated Systems Holdings Limited (“ASL”). The acquisition was made through GDD International Merger Company (“Merger Sub”), a wholly-owned subsidiary of ASL.

As part of the acquisition by ASL, the Company elected not to apply pushdown accounting and continued to reflect the assets and liabilities on its historical basis prior to the ASL acquisition. Effective April 7, 2017, the Company’s preferred and common stock outstanding were canceled, retired, and ceased to exist. The Merger Sub was issued 100 shares of common stock with no par value effective April 7, 2017. The issuance of 100 shares was treated as a reverse-stock split for purposes of calculating earnings per share and presented as such in the statement of changes in shareholders’ equity as a retrospective adjustment. In addition, the Company effected a 120,000:1 stock split to the shares of the Company in August 2018. The 120,000:1 stock split was also retrospectively adjusted in the financial statements. Refer to Note 7 for details regarding the Company’s stock split.

Note 2 — Basis of presentation and summary of significant accounting policies

Principles of consolidation

The consolidated financial statements include the accounts the Company and its wholly owned subsidiaries prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany accounts and transactions are eliminated upon consolidation. The Company and its consolidated subsidiaries and affiliates are listed below:

●	Grid Dynamics International, Inc. (CA) (formed in 2006)

●	Grid Dynamics, LLC (Russia) (formed in 2012)

●	Grid Dynamics Poland, LLC (Poland) (formed in 2014)

●	PE Taraday — 2014 (Ukraine) (formed in 2007)

●	GD Ukraine, LLC (formed in 2014)

●	Grid Dynamics Ukraine, LLC (Ukraine) (formed 2013)

●	Tonomi, Inc. (Delaware) (formed in 2010, liquidated in 2019)

●	Cometera RUS, LLC (Russia) (formed in 2013)

●	Cometera Ukraine, LLC (formed in 2013)

●	GDI Serbia (formed in 2018)

The Company provides services to its customers utilizing its own personnel as well as personnel from subcontractors. The most significant subcontractor is GD Ukraine, LLC (Grid-Ukraine) along with P.E. Taraday, a third-party contractor in the Ukraine (together the “Affiliates”). The Affiliates perform services and support exclusively on behalf of the Company and its customers. The Company has no ownership in the Affiliates. The Company is required to apply accounting standards which address how a business enterprise should evaluate whether it has a controlling financial interest in a variable interest entity (“VIE”) through means other than voting rights and accordingly should determine whether or not to consolidate the entity. The Company has determined that it is required to consolidate the Affiliates because the Company has the power to direct the VIE’s most significant activities and is the primary beneficiary of the Affiliates. The assets and liabilities of the Affiliates primarily consist of inter-company balances and transactions all of which have been eliminated in consolidation. The net income of the Affiliates was not material for the years ended December 31, 2019, 2018, and 2017.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and such differences could be material. Significant estimates include useful lives and recoverability of property and equipment, allowances for receivables, calculation of accrued liabilities, capitalization of internally developed software, stock-based compensation, and uncertain tax positions.

Cash and cash equivalents

The Company considers cash equivalents to be highly liquid investments with original maturities of three months or less from the date of purchase. Cash equivalents are stated at cost, which approximates fair value. At times, cash deposits with banks may exceed federally insured limits.

Accounts receivable and allowance for doubtful accounts

Accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables and approximate fair value. The Company maintains an allowance against accounts receivable for the estimated probable losses on uncollectible accounts. The valuation reserve is based upon historical loss experience, current economic conditions within the industries the Company serves as well as determination of the specific risk related to certain customers. Accounts receivable are charged off against the reserve when, in management’s estimation, further collection efforts would not result in a reasonable likelihood of receipt.

Unbilled receivables

Generally, the Company will not bill customers until the services have been completed. From time-to-time, a service period may overlap with a period-end and the unbilled receivables represent amounts for services performed through period-end, but not yet billed. The unbilled receivable represents the amount expected to be billed and collected for services performed through period-end in accordance with contract terms. The unbilled receivables balances were $5.0 million and $4.3 million as of December 31, 2019 and 2018, respectively.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, generally 2 to 7 years. Leasehold improvements and property under capital leases are amortized over the shorter of estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred.

Software development costs

The Company capitalizes costs incurred during the application development and implementation stages for computer software developed or obtained for internal use that are specifically identifiable, have determinable lives and relate to probable future economic benefits. Capitalized computer software costs are included in property and equipment, net in the consolidated balance sheets. Average useful life of such costs is two years.

During the years ended December 31, 2019 and 2018, the Company capitalized $1.0 million and $1.5 million of internally developed software costs, respectively. The Company did not have any capitalized software for the year ended December 31, 2017. The unamortized amount of internally developed software costs was $1.1 million as of December 31, 2019 and 2018. Amortization of internally developed software is recorded within sales and marketing expense as the software is developed for purposes of supporting internal sales and marketing activities. Costs associated with minor enhancements and maintenance or costs incurred during the preliminary project stage, and costs for training, data conversion, and maintenance are expensed as incurred. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. Internally developed software did not have any impairment for the years ended December 31, 2019, 2018, and 2017

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting, in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, recording any assets acquired and liabilities assumed based on their respective fair values. Any excess of the fair value of purchase consideration over the fair value of the assets acquired less liabilities assumed is recorded as goodwill. The Company uses management estimates based on historically similar transactions to assist in establishing the acquisition date fair values of assets acquired, liabilities assumed, and contingent consideration granted, if any. These estimates and valuations require the Company to make significant assumptions, including projections of future events and operating performance.

Goodwill

Goodwill is not subject to amortization but is tested for impairment annually as of December 31 and when events or circumstances indicate that the estimated fair value of a reporting unit may no longer exceed its carrying value. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

The Company uses the discounted cash flow method of the income approach and market approach to determine the fair value of the reporting unit and test for impairment as the Company’s management believes this is the most direct approach to incorporate the specific economic attributes and risk profiles of the reporting unit into the valuation model.

The Company determined that due to the decline in operations for Tonomi, Inc., which was acquired in 2015, indicators for impairment were present and performed a fair value assessment. As a result of the assessment, the Company recorded an impairment charge of $0.1 million during the year ended December 31, 2019. As of December 31, 2018, the Company determined that there were no indicators of impairment. Therefore, there was no goodwill as of December 31, 2019, and $0.1 million as of December 31, 2018.

Intangible assets

Finite-lived intangible assets are stated at cost less accumulated amortization. Amortization is computed on the straight-line basis over the asset’s useful lives ranging between 3 and 5 years. The Company recorded $0.1 million of amortization expense for the year ended December 31, 2019, and $0.2 million for the years ended December 31, 2018 and 2017. The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible assets’ carrying amount may not be recoverable. As of December 31, 2019 and 2018, there were no indicators of carrying values exceeding estimated amounts to be recovered.

Fair value

Financial instruments are required to be categorized within a valuation hierarchy based upon the lowest level of input that is significant to the fair value measurement. Assets and liabilities recorded at fair value are measured and classified in accordance with a three-tier fair value hierarchy based on the observability of the inputs available in the market used to measure fair value:

●	Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — Inputs that are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be derived from observable market data.

●	Level 3 – Unobservable inputs that are supported by little or no market activities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, foreign exchange rates, and credit ratings.

Concentrations of credit risk and significant customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company’s cash is held with high-quality financial institutions. Deposits held with banks may, at times, exceed the amount of insurance provided on such deposits. The Company also has cash deposited with commercial banks outside the United States, including countries such as Russia and Ukraine, in which banking and other financial systems are less developed and regulated. Bank deposits made by corporate entities in less developed markets such as these are not insured. As of December 31, 2019, $1.0 million of total cash was held in Russia and $0.1 million was held in Ukraine. In these regions, and particularly in Russia, a banking crisis, bankruptcy or insolvency of banks that process or hold the Company’s funds, may result in the loss of the Company’s deposits or adversely affect the Company’s ability to complete banking transactions, which could adversely affect the Company’s business and financial condition.

Accounts receivable and unbilled receivables are generally dispersed across the Company’s customers in proportion to their revenue. There were three customers individually exceeding 10% of the Company’s accounts receivable balance at December 31, 2019 and 2018. Two customers individually exceeded 10% of the unbilled receivables at December 31, 2019 and three customers individually exceeded 10% of the unbilled receivables balance at December 31, 2018.

Three customers accounted for 51% of revenue for the year ended December 31, 2019 and individually accounted for 13%, 15%, and 23% of revenue, respectively. Three customers accounted for greater than 10% of revenue for the year ended December 31, 2018. The three customers comprised 55% of total revenue and individually accounted for 12%, 20%, and 23% of revenues, respectively. Two customers accounted for 47% of revenue for the year ended December 31, 2017 and individually accounted for 22% and 25% of revenue, respectively.

The Company has not experienced any losses on its cash and cash equivalents and minimal losses on its accounts receivable. The Company performs ongoing evaluations of its customers’ financial condition.

Foreign currency risks

The functional currency of the Company and its subsidiaries is the U.S. dollar. The Company only generates revenues in U.S. dollars. The international subsidiaries convert the U.S. dollars to their respective local currencies to fund operations such as labor and materials required for the entity to operate. The Company’s international subsidiaries’ accounting records are denominated in their respective local currencies. The Company is exposed to foreign currency exchange rate changes that could impact remeasurement of foreign denominated monetary assets and liabilities into U.S. dollars with the remeasurement impact recorded to income. The Company is also exposed to fluctuations in foreign currency exchange rates related to cash outflows for expenditures in foreign currencies. The net loss on foreign currency transactions was $0.3 million, $0.2 million, and $0.3 million for the years ended December 31, 2019, 2018, and 2017, respectively. The Company has not entered into any foreign exchange forward contracts, derivatives, or similar financial instruments to hedge against the risk of foreign exchange rate fluctuations.

Revenue recognition

The Company accounts for a contract with a customer when 1) the parties to the contract have approved the contract and are committed to performing their respective obligations, 2) the contract identifies each party’s rights regarding the goods or services to be transferred, 3) the contract identifies the payment terms for the goods or services to be transferred, 4) the contract has commercial substance, and 5) collection of substantially all consideration pursuant to the contract is probable.

The Company derives its revenue from offering a suite of digital engineering and information technology (“IT”) consulting services, including digital transformation strategy, emerging technology, lean labs and legacy system replatforming. For most contracts, the Company uses master agreements to govern the overall relevant terms and conditions of the business arrangement between the Company and its customers. When the Company and a customer enter into a Master Services Agreement (“MSA”), purchases are generally made by the customer via a statement of work (“SOW”) which explicitly references the MSA and specifies the services to be delivered. Fees for these contracts may be in the form of time-and-materials or fixed-fee arrangements. The majority of the Company’s revenues are generated under time-and-material contracts which are billed using hourly rates to determine the amounts to be charged directly to the customer. Fees are billed and collected as stipulated in the contract, and revenue is recognized as services are performed. If there is an uncertainty about the receipt of payment for the services, revenue is recognized to the extent that a significant reversal of revenue would not be probable.

Consulting services revenue is a single performance obligation earned through a series of distinct daily services and may include services such as those described above. The Company recognizes revenue for services over time as the customer simultaneously receives and consumes the benefits as the Company performs IT consulting services. For time-and-materials contracts, the customer derives value from the Company providing daily consulting services, and the value derived corresponds to the labor hours expended. Therefore, the Company measures the progress and recognizes revenue using an effort-based input method. For fixed-fee contracts, revenue is recognized ratably over the contract term.

For time-and-material contracts, the Company applies the variable consideration allocation exception. Therefore, instead of allocating the variable consideration to the entire performance obligation, the Company determined the variable consideration should be allocated to each distinct service to which the variable consideration relates, which is providing the customer daily consulting services. The Company also offers volume discounts or early settlement discounts. Volume discounts apply once the customer reaches certain contractual spend thresholds. Early settlement discounts are issued contingent upon the timing of the payment from the customer. If the consideration promised in a contract includes a variable amount, the Company only includes estimated amounts of consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. These estimates may require management to make subjective judgments and to make estimates about the effects of matters inherently uncertain. The determination of whether to constrain consideration in the transaction price are based on information (historical, current and forecasted) that is reasonably available to the Company, taking into consideration the type of customer, the type of transaction and the specific facts and circumstances of each arrangement. Although the Company believes that its approach in developing estimates and its reliance on certain judgments and underlying inputs is reasonable, actual results may differ from management’s estimates, judgments and assumptions. These estimates have historically not been material to the consolidated financial statements.

The Company reports gross reimbursable “out-of-pocket” expenses incurred as both revenues and cost of revenues in the consolidated statements of income and comprehensive income.

Disaggregation of Total Revenues:

The following table shows the disaggregation of the Company’s revenues by contract type for the year ended December 31, 2019 (in thousands):

Contract Type
Time-and-material	$116,825
Fixed-fee	1,501
Total Revenues	$118,326

Remaining performance obligation

ASC 606 requires that the Company discloses the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied as of December 31, 2019. This disclosure is not required for:

1)	contracts with an original duration of one year or less, including contracts that can be terminated for convenience without a substantive penalty,
2)	contracts for which the Company recognizes revenues based on the right to invoice for services performed,
3)	variable consideration allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation in accordance with ASC 606-10-25-14(b), for which the criteria in ASC 606-10-32-40 have been met, or
4)	variable consideration in the form of a sales-based or usage-based royalty promised in exchange for a license of intellectual property.

All of the Company’s contracts met one or more of these exemptions as of December 31, 2019.

Cost of revenue

Cost of revenue primarily consists of compensation for professional staff generating revenues for the Company. Compensation includes salary, benefits, performance bonuses, retention bonuses, stock compensation expense, and travel expenses. The Company allocates a portion of depreciation and amortization to cost of revenue.

Engineering, research and development

Engineering, research, and development expenses primarily include compensation for professional staff performing research and development related activities that are not directly attributable to generating revenues for the Company. Research and development activities relate to building and scaling the next generation ecommerce platform solutions for customers. Research and development costs are expensed as incurred. Engineering, research, and development expenses also include depreciation and amortization costs and retention bonuses.

Selling and marketing

Selling and marketing expenses are those expenses associated with promoting and selling the Company’s services and include such items as sales and marketing personnel salaries, stock compensation expense and related benefits, travel, advertising, depreciation and amortization, retention bonuses, and other promotional activities.

General and administrative

General and administrative expenses include other operating items such as officers’ and administrative personnel salaries, stock compensation expense and benefits, legal and audit expenses, public company related expenses, insurance, facility costs, retention bonuses, depreciation and amortization, including amortization of purchased intangibles and operating lease expenses.

Stock-based compensation expense

Stock-based compensation expense is measured based on the grant-date fair value of the share-based awards. Forfeitures are recognized as incurred. The Company estimates grant-date fair value using the Black-Scholes option pricing model. The model requires management to make a number of key assumptions including the fair value of common stock, expected volatility, expected term, risk-free interest rate, and expected dividends. The Company evaluates the assumptions used to value its share-based awards on each grant date. The Company amortizes the grant-date fair value of all share-based compensation awards over the employee’s requisite service period for the entire award on a straight-line basis, which is generally the vesting period. For an award with graded vesting that is subject only to a service condition (e.g., time-based vesting), the Company uses the straight-line attribution method under ASC 718 under which they recognize compensation cost on a straight-line basis over the total requisite service period for the entire award (i.e., over the requisite service period of the last separately-vesting tranche of the award). Additionally, the Company applies the “floor” concept so that the amount of compensation cost that is recognized as of any date is at least equal the grant-date fair value of the vested portion of the award on that date. That is, if the straight-line expense recognized to date is less than the grant date fair value of the award that is legally vested at that date, the company will increase its recognized expense to at least equal the fair value of the vested amount. Refer to Note 8 — Stock-based compensation for additional information.

Income taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The determination of the provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. The provision for income taxes reflects a combination of income earned and taxed in the various U.S. federal and state, international and other jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate.

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. Management considers all available evidence, both positive and negative, in determining whether a valuation allowance is required. Such evidence includes prior earnings history, the scheduled reversal of deferred tax liabilities, projected future taxable income, carryback and carryforward periods of tax attributes, and tax planning strategies that could potentially enhance the likelihood of realization of a deferred tax asset in making this assessment. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified.

The Company evaluates for uncertain tax positions at each balance sheet date. When it is more likely than not that a position will be sustained upon examination by a tax authority that has full knowledge of all relevant information, the Company measures the amount of tax benefit from the position and records the largest amount of tax benefit that is greater than 50% likely of being realized after settlement with a tax authority. The Company’s policy for interest and/or penalties related to underpayments of income taxes is to include interest and penalties in income tax expense. The Company identified and recorded approximately $0.4 million and $0.1 million of liabilities for unrecognized tax benefits as of December 31, 2019 and 2018, respectively.

Earnings per share

The Company accounts for earnings per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and potential dilutive common shares outstanding during the period. Under U.S. GAAP, companies are required to include certain option grants granted to employees and convertible preferred stock in the diluted earnings per share calculation, except in cases where the effect of the inclusion of options and convertible preferred stock would be antidilutive.

Recently adopted accounting pronouncements

Changes to U.S. GAAP are established by the FASB, in the form of Accounting Standards Updates (“ASUs”), to the FASB’s ASC. The Company has elected not to opt out of the extended transition period and thus when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

The Company transitioned to ASC Topic 606, Revenue From Contracts with Customers (“ASC 606”, the “New Standard”), from ASC Topic 605, Revenue Recognition on January 1, 2019. The New Standard was applied to all contracts that were not complete as of the date of adoption, using the modified retrospective transition method. The transition to ASC 606 represents a change in accounting principle. The Company’s consolidated financial statements reflect the adoption of ASC 606 beginning in 2019, while the Company’s consolidated financial statements prior to 2019 were prepared under the guidance of ASC 605. The new standard did not materially affect the Company’s consolidated statements of income and comprehensive income, balance sheets, or cash flows, and prior periods were not impacted as a result of the adoption of the standard. The new standard resulted in insignificant changes to the timing of recognition of revenues for certain volume discounts.

The Company elected to early adopt ASU No. 2018-07, Compensation – Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting effective as of January 1, 2019. The new standard simplifies aspects of accounting for share-based compensation issued to nonemployees by aligning it with the accounting for employee share-based compensation, with certain exceptions. The adoption of the new standard did not have an impact on the Company’s consolidated financial statements as the Company does not currently have any share-based payment awards issued to nonemployees.

The Company elected to early adopt ASU No. 2018-15, Intangibles, Goodwill, and Other - Internal Use Software (Subtopic 350-40): Customer’s accounting for implementation costs incurred in a Cloud Computing Arrangement that is a service contract as of January 1, 2019. The amendments in this ASU align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Accordingly, the amendments require an entity (customer) in a hosting arrangement that is a service contract to follow the guidance in Subtopic 350-40 to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. The new standard did not materially affect the Company’s consolidated statements of income and comprehensive income, balance sheets, or cash flows were not impacted as a result of the adoption of the standard.

Recently issued accounting pronouncements

The Company considered the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. ASU 2016-02 requires lessees to put most leases on their balance sheet while recognizing expense in a manner similar to existing accounting. ASU 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The standard allows for two methods of adoption to recognize and measure leases: retrospectively to each prior period presented in the financial statements with the cumulative effect of initially applying the guidance recognized at the beginning of the earliest comparative period presented or retrospectively at the beginning of the period of adoption with the cumulative effect of initially applying the guidance recognized at the beginning of the period in which the guidance is first applied. Both adoption methods include a number of optional practical expedients that entities may elect to apply. The Company will adopt the standard retrospectively at the beginning of the period of adoption with the cumulative effect of initially applying the guidance recognized at the beginning of the period in which the guidance is first applied. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), delaying the effective implementation date for ASC 842 by one year for entities that have not yet adopted the standard. The new accounting guidance is effective for the Company for fiscal periods beginning after December 15, 2020 and early adoption is permitted. The Company has not yet determined the impact that the adoption of this guidance will have on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments. Topic 326 was subsequently amended by ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses and ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief. These ASUs replace the current incurred loss impairment methodology with a methodology that reflects expected credit losses measured at amortized cost and certain other instruments, including loans, held-to-maturity debt securities, net investments in leases, and off-balance sheet credit exposures. In November 2019 the FASB issued ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), delaying the effective implementation date for Topic 326 by one year for entities that have not yet adopted the standard. The update is effective for fiscal years beginning after December 15, 2022, and interim periods with fiscal years after December 15, 2022. The Company has not yet determined the impact that the adoption of this guidance will have on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which amends ASC 820, Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying or adding certain disclosures. The accounting standard update will be effective beginning in the first quarter of fiscal year 2020, with removed and modified disclosures to be adopted on a retrospective basis, and new disclosures to be adopted on a prospective basis. The Company has not yet determined the impact that the adoption of this guidance will have on the consolidated financial statements.

In October 2018, the FASB issued ASU No. 2018-17, “Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities”. The new standard changes how entities evaluate decision-making fees under the variable interest entity guidance. The new standard is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted in any interim period after issuance. The standard should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings at the beginning of the period of adoption. The Company has not yet determined the impact that the adoption of this guidance will have on the consolidated financial statements.

In December 2019, the FASB issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes by removing certain exceptions to the general principles and also simplification of areas such as franchise taxes, step-up in tax basis goodwill, separate entity financial statements and interim recognition of enactment of tax laws or rate changes. The update is effective for fiscal years beginning after December 15, 2021, and interim periods with fiscal years after December 15, 2022 on a prospective basis, and early adoption is permitted. The Company is currently evaluating the impact of the new guidance on the consolidated financial statements.

Note 3 — Property and equipment, net

Property and equipment consist of the following (amounts in the table below are presented in thousands):

	Estimated Useful Life	As of December 31,
	(In Years)	2019	2018
Computers and equipment	3	$5,470	$4,237
Machinery and automobiles	5	129	68
Furniture and fixtures	3	544	326
Software	2	407	15
Leasehold improvements	7	119	58
		6,669	4,704
Less: Accumulated depreciation and amortization		(3,784)	(2,675)
		2,885	2,029
Capitalized software development costs	2	2,478	1,486
Less: Accumulated amortization		(1,339)	(346)
		1,139	1,140
Property and equipment, net		$4,024	$3,169

Property and equipment depreciation and amortization expense for the years ended December 31, 2019, 2018, and 2017 was $2.2 million, $1.1 million, and $0.5 million, respectively.

Note 4 — Accrued liabilities

The components of accrued liabilities were as follows (in thousands):

	As of December 31,
	2019	2018
Accrued customer discounts	$298	$477
Accrued retention bonus	648	694
Other accrued liabilities	242	342
Total accrued liabilities	$1,188	$1,513

In connection with the April 7, 2017 ASL merger described above in Note 1, the Company established a retention bonus plan. The retention bonus plan provides for bonus payment opportunities to key personnel, management, and sales personnel. Each participant in the plan has the opportunity to receive their individual retention bonus amount, as approved by the Board of Directors, in eight equal semi-annual payments. A portion of the retention bonus is subject to profit-before-tax performance metrics. Of the $10.0 million payout, $2.7 million is subject to earnout conditions based on the Company’s ability to achieve profit before tax growth targets. The retention bonus is payable as follows:

i)	Initial 24 months: Each participant is entitled to receive each semi-annual payment so long as he or she remains an employee or consultant of the Company in good standing on the respective six-month anniversary date.

ii)	Second 24 months (participants not subject to earnout conditions): Each participant not subject to earnout conditions is entitled to receive each semi-annual payment so long as he or she remains an employee or consultant of the Company in good standing on the respective six-month anniversary date.

iii)	Second 24 months (participants subject to earnout conditions): Each participant subject to earnout conditions is entitled to receive each semi-annual payment so long as he or she remains an employee or consultant of the company in good standing on the respective six-month anniversary date; and for the six-month period then-ended the profit before tax of the Company during the corresponding six-month period of the immediately preceding year equals or exceeds the target set forth in the agreement.

Total retention bonus expenses recognized for the years ended December 31, 2019, 2018, and 2017 was $2.5 million, $2.5 million, and $1.9 million, respectively. The retention bonuses are allocated to cost of revenue, engineering, research and development, sales and marketing, and general and administrative expense. Retention bonus expenses were allocated as follows (in thousands):

	For the years ended December 31,
	2019	2018	2017
Cost of revenue	$1,026	$1,026	$702
Engineering, research, and development	380	380	263
Sales and marketing	320	320	198
General and administrative	782	782	712
Total	$2,508	$2,508	$1,875

Note 5 — Income taxes

Income before provision for income taxes consisted of the following (in thousands):

	For the years ended December 31,
	2019	2018	2017
United States	$13,486	$9,460	$10,899
International	1,963	3,623	2,209
	$15,449	$13,083	$13,108

The federal and state income tax provision (benefit) is summarized as follows (in thousands):

	For the years ended December 31,
	2019	2018	2017
Current
Federal	$3,799	$2,841	$(797)
State	599	623	(97)
International	669	936	424
Total current tax expense	5,067	4,400	(470)
Deferred
Federal	(375)	(484)	422
State	(50)	(61)	(28)
International	—	—	—
Total deferred tax expense	(425)	(545)	394
Total tax expense/(benefit)	$4,642	$3,855	$(76)

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

The tax effects of significant items comprising the Company’s deferred taxes as of December 31, 2019 and 2018 are as follows (in thousands):

	As of December 31,
	2019	2018
Deferred tax assets
Accrued compensation	$401	$369
Bad debt	5	5
State tax accrual	165	109
Stock-based compensation	906	515
Net operating loss	111	177
Total deferred tax assets	1,588	1,175
Deferred tax liabilities
Fixed asset basis	(114)	(126)
Total deferred tax liabilities	(114)	(126)
Net deferred taxes	$1,474	$1,049

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period.

The Company’s provision for income taxes does not include provisions for foreign withholding taxes associated with the repatriation of undistributed earnings of certain foreign subsidiaries that the Company intends to reinvest indefinitely in its foreign subsidiaries.

Net operating losses and tax credit carryforwards as of December 31, 2019 are as follows (in thousands):

	Amount	Expiration years
Net operating losses, federal	$404	2032 – 2035
Net operating losses, state	$383	2032 – 2035

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:

	For the years ended December 31,
	2019	2018	2017
Statutory rate	21.00%	21.00%	34.00%
State tax	2.53%	3.31%	(0.53)%
Permanent items	3.17%	4.68%	(3.41)%
Stock-based compensation deductions	1.19%	—%	(29.71)%
R&D credits	(0.70)%	(0.86)%	(1.72)%
Foreign rate differential	2.86%	1.33%	(2.50)%
Change in deferred – tax reform	—	—%	1.47%
Transition tax on foreign deferred income	—	—%	1.82%
Total	30.05%	29.46%	(0.58)%

As of December 31, 2019, the Company has approximately $0.4 million of unrecognized tax benefits. Approximately all of the unrecognized tax benefits, if recognized, would affect the effective tax rate. A reconciliation of the amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2019	$74
Increases related to prior year tax positions	124
Increases related to current year tax positions	159
Balance at December 31, 2019	$357

Unrecognized tax benefits may change during the next twelve months for items that arise in the ordinary course of business. The Company does not anticipate a material change to its unrecognized tax benefits over the next twelve months.

The Company’s policy is to recognize interest expense and penalties related to income tax matters as tax expense.

The Company is subject to income taxes in U.S. federal and various state, local and foreign jurisdictions.  The tax years ended from December 2012 to December 2018 remain open to examination due to the carryover of unused net operating losses or tax credits.

Global Intangible Low-Taxed Income

In January 2018, the FASB released guidance on the accounting for tax on the global intangible low-taxed income (“GILTI”) provisions of the Act. The GILTI provisions impose a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. The guidance indicates that either accounting for deferred taxes related to GILTI inclusions or treating any taxes on GILTI inclusions as period cost are both acceptable methods subject to an accounting policy election. The Company will elect to treat any potential GILTI inclusions as a period cost.

Note 6 — Preferred stock

As discussed in Note 1 above, on April 7, 2017, the Company was acquired by ASL. Prior to the date of the acquisition, the Company had convertible preferred stock outstanding during the period January 1, 2017 through April 6, 2017. The Company had preferred stock outstanding classified as Series A-1, A-2, and B. The Company’s convertible preferred stock was not redeemable at the option of the holder. The Company determined that its preferred stock was contingently redeemable due to the existence of deemed liquidation provisions contained in its Articles of Incorporation, as amended, and therefore classified the preferred stock outside of permanent equity.

On April 7, 2017, all of the Company’s preferred stock outstanding at the time of the ASL acquisition was converted into common shares and subsequently retired, canceled, and ceased to exist.

On May 6, 2019, the Company’s Board of Directors amended the Articles of Incorporation to increase the number of authorized common shares for issuance to 18,244,054 shares; and authorized 622,027 no par value shares of preferred stock for issuance. Additionally, on May 6, 2019 the Company entered into a Common Stock and Series A Preferred Stock Purchase Agreement (“Purchase Agreement”). Pursuant to the Purchase Agreement, the Company issued 622,027 shares of Common Stock at an initial price of $9.25 and 622,027 shares of Series A Preferred Stock at a price of $14.8647 to BGV Opportunity Fund L.P. (“BGV”), a related party through the Company’s securityholder representative as part of the ASL acquisition described in Note 1 above, for an aggregate purchase price of $15.0 million. In connection with the issuance of the Common Stock and Series A Convertible Preferred Stock, the Company incurred direct and incremental expenses of $0.1 million, related to legal fees, printing costs, financial advisory fees, closing costs, and other offering-related expenses. These expenses have been recorded as a reduction of proceeds from common stock and Series A Convertible Preferred Stock.

The significant features of the Company’s Series A Preferred Stock are as follows:

Redemption rights — The Company’s convertible preferred stock is not redeemable at the option of the holder. The Company has determined that its Series A Preferred stock is contingently redeemable due to the existence of deemed liquidation provisions contained in its Articles of Incorporation, as amended, and therefore classifies the Series A Preferred Stock outside of permanent equity.

Liquidation preference — In the event of any voluntary or involuntary liquidation as defined by the Company’s Articles of Incorporation, as amended, the holders of shares of Series A Preferred Stock shall be entitled to receive the greater of $24.1147 per share plus any dividends declared but unpaid, or such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into common stock. If funds are insufficient for this distribution, the assets available will be distributed ratably among the preferred shareholders.

Dividend provisions — The holders of Series A Preferred Stock are entitled to dividends, as and if declared by the Board of Directors, on an as-converted basis. Dividends are not cumulative.

Conversion rights — Each outstanding share of Series A Preferred Stock is convertible into one fully paid and nonassessable share of common stock at the option of the holder. Each share of convertible preferred stock shall automatically have been converted into fully paid and nonassessable shares of common stock upon a qualified initial public offering or acquisition by a special purpose acquisition company, as defined in the Company’s Articles of Incorporation, as amended; or upon majority vote of the holders of the outstanding Series A Preferred Stock.

Voting rights — The holders of each share of Series A Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which such share is convertible at the record date.

Note 7 — Shareholders’ equity

In January, February, and March of 2017, approximately 116,000 employee stock options, adjusted for stock splits, were exercised under the 2011 Stock Plan as defined and discussed in Note 8 below.

On July 8, 2013, the Company entered into a warrant agreement with Bridge Bank for the right to purchase 114,758 shares of Series A-1 preferred stock at a purchase price of $0.784 per share (adjusted for stock splits). On February 17, 2017, Bridge Bank exercised the warrants to purchase the Series A-1 preferred stock.

On April 7, 2017, in connection with the ASL acquisition as described in Note 1 above, the Company retired and canceled all outstanding shares of common and preferred stock. The Company’s Board of Directors subsequently approved the issuance of 100 common shares with no par-value (not adjusted for the 120,000:1 stock split further described below).

On August 28, 2018, the Company’s Board of Directors executed an amendment to the Company’s Articles of Incorporation to increase the number of common shares authorized for issuance to 17,000,000.

On August 31, 2018, the Company effected a 120,000:1 forward stock split of its common shares. As a result of the stock split, the Company’s common shares issued and outstanding increased to 12,000,000 for the year ended December 31, 2018. All share information presented in the financial statements and related note have been retroactively adjusted to reflect the stock split.

On May 6, 2019, the Company’s Board of Director’s amended the Articles of Incorporation and issued 622,047 shares of common stock, as discussed further above in Note 6.

In May and June of 2019, approximately 225,435 employee stock options were exercised under the 2018 Stock Plan as defined and discussed in Note 8 below.

Note 8 — Stock-based compensation

Effective November 9, 2018, the Board of Directors approved a stock plan (the “2018 Stock Plan”). The 2018 Stock Plan permits the Company to grant up to 5,000,000 Incentive Stock Options (“ISOs”) or Nonstatutory Stock Options (“NSOs”) at the sole discretion of the Board of Directors. ISOs may only be granted to employees. An individual employee may receive up to a fair value of $0.1 million of ISOs, with the excess fair value of the options treated as NSOs. Fair value is defined as:

1)      If at the grant date the Company’s stock is listed on a national exchange, the fair value shall be equal to the closing price of the stock as quoted on the NASDAQ.

2)      If at the grant date, the Company’s stock is not listed on a national exchange, the fair value of the option(s) granted will be determined in good faith by the Board of Directors as described further below.

The options granted under the 2018 Stock Plan generally vest over a period of approximately 3 years. If ISOs are granted to individuals owning at least 10% of the total combined voting power of the Company, then the ISOs will have a 5-year exercise term. ISOs and NSOs that contain, (i) a performance-based vesting requirement and (ii) are granted to non-directors, non-officers, and non-consultants of the Company, are exercisable at a rate of at least 20% over a 5-year period from the effective date of the grant. All options except for the ISOs described above have approximately a 10-year exercise term. Once options are vested, the recipients have the right to purchase the Company’s stock at a fixed and specified exercise price that varies depending on each stock option’s issuance date. Options are subject to time and performance vesting requirements as determined by the Board of Directors at the grant date. The Board of Directors may at its sole discretion provide acceleration of exercisability and vesting as it deems appropriate within the option recipient’s award agreement, or in the event of a change in control of the Company.

The Company has granted 2,982,339 options as of December 31, 2019 subject to time and performance-based vesting requirements. Unvested exercised options are treated as restricted shares that have voting and dividend rights and become fully unrestricted upon vesting. Dividends are not forfeitable as it relates to unvested exercised options that are canceled or forfeited prior to the respective date of vesting. The vesting provisions for the options granted are as set forth in the table below:

Grant Date	Options Granted	Vesting Conditions
November 12, 2018	2,250,000	-	The options vest as follows: 25% on the date of grant and 25% annually on the respective anniversaries as defined in the award agreement
March 27, 2019	20,000	-	The options vest as follows: 25% annually on the respective anniversaries as defined in the award agreement
May 22, 2019	166,118	-	A portion of the options vest as follows: 50% of the option shares vested on the date of grant and 25% vest annually on the anniversaries as defined in the award agreement.
		-	The remaining options vest as follows: 25% annually on the respective anniversaries as defined in the award agreement
		-	A portion of the options vest as follows: 75% of the option shares are vested on the Initial Vesting Date (as defined below); and 25% on the anniversaries as defined in the award agreement.
May 22, 2019	416,221	-	A portion of the options vest as follows: 50% of the option shares are vested on the Initial Vesting Date (as defined below); and 25% on the anniversaries as defined in the award agreement.
		-	The remaining options vest as follows: 25% of the option shares are vested on the Initial Vesting Date (as defined below), 25%; and 25% on the anniversaries as defined in the award agreement.
August 30, 2019	120,000	-	The options vest as follows: 25% annually on the respective anniversaries as defined in the award agreement
November 6, 2019	10,000	-	The options vest as follows: 25% annually on the respective anniversaries as defined in the award agreement

The Initial Vesting Date is defined as the closing date of a merger or consolidation by a special purpose acquisition company (ChaSerg Technology Acquisition Corp. or its wholly-owned subsidiary) and the Company and ASL.

Of the 732,339 options granted for the year ended December 31, 2019, 674,670 options remain outstanding that have a right to early exercise, net of forfeitures and options exercised. No options have been exercised early to date.

The grant-date fair value of each option award was estimated on the date of grant using the Black-Scholes option pricing model, as determined by the Board of Directors. The key assumptions for 2019 grants are provided in the following table. The Company used a zero percent dividend yield assumption for all Black-Scholes stock option-pricing calculations. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant. Expected term is estimated using the simplified method, which takes into account vesting and contractual term. The simplified method is being used to calculate expected term instead of historical experience due to a lack of relevant historical data resulting from changes in option vesting schedules and changes in the pool of employees receiving option grants.

	2019	2018
Dividend yield	0%	0%
Expected volatility	40%	40%
Risk-free interest rates	1.42% – 2.23%	2.90% – 3.07%
Expected term in years	5.20 – 6.25	5.48 – 5.79
Grant date fair value of common stock	$7.54 – 7.55	$7.54

The stock option activity under the 2018 Stock Plan during the years ended December 31, 2019 and 2018 is as follows (in thousands except exercise price):

		Options outstanding
	Options available for grant	Number of options outstanding	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value
Balances at December 31, 2017	—	—	$—		$—
Options authorized to grant	5,000	—	—		—
Options granted	(2,250)	2,250	7.54	9.87	—
Options exercised	—	—	—		—
Options canceled/forfeited	—	—	—		—
Options expired	—	—	—		—
Balances at December 31, 2018	2,750	2,250	$7.54	9.87	$0
Vested at December 31, 2018	—	563	$7.54	9.87	$0
Exercisable at December 31, 2018	—	2,213	$7.54	9.87	$0

		Options outstanding
	Options available for grant	Number of options outstanding	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value
Balances at December 31, 2018	2,750	2,250	$7.54	9.87	$—
Options granted	(732)	732	7.55	9.44	—
Options exercised	—	(225)	7.54	—	—
Options canceled/forfeited	23	(23)	—	—	—
Options expired	—	—	—	—	—
Balances at December 31, 2019	2,041	2,734	—	9.01	$0
Vested at December 31, 2019	—	1,202	$7.54	8.90	$0
Exercisable at December 31, 2019	—	2,678	$7.54	9.00	$0

The total fair value of the underlying shares for the options that vested during the years ended December 31, 2019 and 2018 was $4.8 million and $4.2 million, respectively. The Company had 2,734,327 options outstanding at December 31, 2019. The aggregate intrinsic value in the table above represents the difference between the Company’s most recent valuation at March 31, 2019, and the exercise price of each in-the-money option on the last day of the period presented.

The Company had previously adopted a stock plan in 2011 (the “2011 Stock Plan”). On December 8, 2016, in contemplation of the impeding April 7, 2017, acquisition by ASL, the Company modified its 2011 Stock Plan by providing for the acceleration of vesting of the stock options upon a change in control. On the date of closing, the vesting of options held by eligible option grantees were accelerated in full, by an additional 18 months, or by an additional 12 months, respectively, with 45 total employees affected by the modification. Under the terms of the 2011 Stock Plan and the merger agreement with ASL, any remaining unvested options on the transaction date were canceled for no consideration, and all vested but unexercised options as of the transaction date were paid in cash as part of the merger consideration. See Note 1 above for additional details. There was no incremental compensation cost attributable to the incremental fair value of the modified options compared to the original options on the modification date. On the date of closing, the acceleration of vesting for 705,492 stock options resulted in a stock compensation charge and corresponding increase to additional paid-in capital of $0.8 million. The remaining 155,383 stock options were canceled for no consideration. After the date of closing, the Company did not have any options outstanding under the 2011 Stock Plan.

Total compensation expense related to the Company’s stock-based expense plans was $2.4 million, $1.8 million, and $0.8 million for the years ended December 31, 2019, 2018, and 2017, respectively, in the accompanying consolidated statements of income and comprehensive income. The Company classifies awards issued under the stock-based plans as equity.

Employee stock-based compensation recognized was as follows (in thousands):

	For the years ended December 31,
	2019	2018	2017
Cost of revenue	$148	$84	$162
Engineering, research, and development	175	103	41
Sales and marketing	53	40	53
General and administrative	2,065	1,529	500
Total stock-based compensation	$2,441	$1,756	$756

As of December 31, 2019 and 2018, there was approximately $5.0. million and $5.3 million of unrecognized stock-based compensation expense. All of the unrecognized stock-based compensation expense for the year ended December 31, 2019 related to the 2018 Stock Plan and is expected to be recognized over a weighted average period of 1.19 years.

Note 9 — Earnings per share

For the years ended December 31, 2019 and 2017, the Company computed earnings per share (“EPS”) in conformity with the two-class method required for participating securities. Undistributed earnings allocated to participating securities are subtracted from net income in determining net income attributable to common stockholders. The Company allocated income between its common and preferred shareholders only for the period the preferred stock was outstanding, which for the year ended 2019 was May 6, 2019 to December 31, 2019. For the year ended 2017 the Company had preferred stock outstanding from January 1, 2017 to April 6, 2017. Earnings for the periods January 1, 2019 to May 6, 2019 and April 7, 2017 to December 31, 2017 were allocated entirely to common shareholders.

For the year ended December 31, 2018, basic EPS was calculated by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. All participating securities are excluded from basic weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include outstanding stock options. The dilutive effect of potentially dilutive securities is reflected in diluted earnings per share by application of the treasury stock method.

The following table sets forth the computation of basic and diluted earnings per share of common stock as follows (in thousands except per share data):

	For the years ended December 31,
	2019	2018	2017
Numerator for basic earnings per share
Net income	$10,807	$9,228	$13,184
Less: Income attributable to preferred shareholders	(377)	—	(2,744)
Less: Dividends declared to preferred shareholders	—	—	(2,758)
Net income available to common shareholders	10,430	9,228	7,682

Denominator for basic earnings per share
Weighted-average shares outstanding – basic	12,535	12,000	9,362
Basic earnings per share	$0.83	$0.77	$0.82

Numerator for diluted earnings per share
Net income available to common shareholders	$10,430	$9,228	$7,682
Add-back: Income allocated to preferred shareholders assumed converted	377	—	—
Net income available to common shareholders	10,807	9,228	7,682

Denominator for diluted earnings per share
Basic weighted-average common shares outstanding	12,535	12,000	9,362
Add: Preferred stock assumed converted into common stock	409	—	—
Add: Dilutive impact of options in the money	2	—	426
Weighted-average shares outstanding for diluted earnings per share	12,946	12,000	9,788
Diluted earnings per share	$0.83	$0.77	$0.78

The denominator used in the calculation of EPS has been retrospectively adjusted for the reverse stock split of the transaction and 120,000:1 stock split as further described in Note 1 and Note 7, respectively. The years ended December 31, 2019, 2018, and 2017 exclude 716,904, 2,250,000 and 16,600, respectively, employee stock options as their effect would be antidilutive. The year ended December 31, 2017 excludes 10,083,537 convertible preferred Series A-1, A-2, and B stock as their effect would be antidilutive.

Note 10 — Segment and geographic information

In accordance with ASC 280, Segment Reporting, the Company has determined it has one operating segment and one reportable segment. The chief operating decision maker assesses the Company’s performance and allocates resources based on the Company’s consolidated financial information. The Company’s business activities have similar economic characteristics and are similar in all of the following areas: the nature of services, the type or class of customer for which they provide their services, and the methods used to provide their services.

The Company’s revenues are generated within the United States. Long-lived assets include property and equipment, net of accumulated depreciation and amortization and is summarized as follows (in thousands):

	As of December 31,
	2019	2018
Long-lived assets, net of accumulated depreciation and amortization
United States	$885	$440
Russia	1,386	1,475
Ukraine	773	681
Poland	577	512
Serbia	403	61

Note 11 — Related party transactions

One of the Company’s minority shareholders is a member of the Board of Directors of one of the Company’s customers. Total revenue recorded from the related party for the year ended December 31, 2019 was approximately $1.0 million. Accounts receivable from the related party was $0.5 million as of December 31, 2019. Revenue and accounts receivable from the related party were not material in the prior periods.

On November 28, 2018, the Company’s Board of Directors declared a dividend of $0.17 per common share, or $2.0 million, to the Company’s sole shareholder ASL. The dividends were paid in 2019.

As discussed further in Note 2, the Company provides services to its customers utilizing personnel from GD-Ukraine. GD-Ukraine performs services and support exclusively on behalf of the Company and its customers, however, the Company has no ownership in the sub-contractor. GD-Ukraine’s equity holder is an employee of the Company.

Note 12 — Benefit plans

The Company maintains a 401(k) defined contribution savings and retirement plan for substantially all of its U.S. employees. Subject to Code limitations, an employee may elect to contribute an amount up to 60% of compensation during each plan year. The Company is not required to make contributions to the plan but can make discretionary contributions. The Company has not made any contributions to the 401(k) plan for the years ended December 31, 2019, 2018, and 2017.

Note 13 — Commitments and contingencies

Operating leases

The Company leases its vehicles and facilities under non-cancelable operating leases expiring between March 2020 and June 2022. Rent expense related to the Company’s operating leases was approximately $4.8 million, $3.8 million, and $3.0 million for the year ended December 31, 2019, 2018, and 2017, respectively.

Future minimum payments under non-cancelable leases are as follows (in thousands):

Years ending December 31,
2020	$3,347
2021	919
2022	480
Total	$4,746

Software subscription services agreement

The Company entered into a software subscription services agreement (the “SSA”) effective as of June 1, 2019. The SSA is non-cancelable for a term of five years from the effective date and renewable at the election of the Company. Payments under the terms of the SSA are due quarterly in advance. Total future minimum payments under the non-cancelable SSA are as follows (in thousands):

Years ending December 31,
2020	$479
2021	479
2022	345
2023	300
2024	75
Total	$1,678

Litigation

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. Management evaluates each claim and provides for potential loss when the claim is probable to be paid and reasonably estimable. While adverse decisions in certain of these litigation matters, claims and administrative proceedings could have a material effect on a particular period’s results of operations, subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that any future accruals with respect to these currently known contingencies would not have a material effect on the financial condition, liquidity or cash flows of the Company. There are no amounts required to be reflected in these consolidated financial statements related to contingencies.

Note 14 — Line of credit

In October 2017, the Company entered into a loan agreement for a revolving line of credit facility (“Line of Credit”) with a borrowing capacity of $0.5 million. The Line of Credit is secured by substantially all of the Company’s assets and was secured in order to provide credit support for a letter of credit facility and balances under the Company’s credit cards.

Borrowings under the Line of Credit are subject to a variable interest rate, based on changes in the Prime Rate, as calculated published by the Wall Street Journal. There were no borrowings on the Line of Credit as of December 31, 2019 and 2018.

Note 15 — Subsequent events

Management of the Company evaluated its December 31, 2019 consolidated financial statements for subsequent events through March 9, 2019, the date the financial statements were available to be issued.

On February 13, 2020, the Company’s Board of Directors resolved that an aggregate of $3.8 million bonuses shall be paid out by the Company if the closing of a business combination with ChaSerg Technology Acquisition Corp. occurs on or before April 1, 2020 provided that payment is made within the same month of the closing of the business combination.